Exhibit 3.7

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20180051603-56 Filing Date and time 01/31/2018 2:49 PM Entity Number E0322312010-2

Certificate of Amendment by Custodian (PURSUANT TO NRS 78.347)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

Filed by Custodian

(Pursuant to NRS 78.347)

1. Name of corporation:

Rarus Technologies Inc.

2. Any previous criminal, administrative, civil or National Association of Securities Dealers, Inc., or Securities and Exchange Commission investigations, violations or convictions concerning the custodian and any affiliate of the custodian are disclosed as follows:

None.

3. Custodian Statement:

Reasonable attempts were made to contact the officers or directors of the corporation to request that the corporation comply with corporate formalities and to continue its business. I am continuing the business and attempting to further the interests of the shareholders. I will reinstate or maintain the corporate charter.

4. Custodian Signature:

David Lazar	/s/ David Lazar
Name of Custodian	Authorized Signature of Custodian

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend by Custodian
This form must be accompanied by appropriate fees.	Revised: 1-5-15